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                                                                   Exhibit 99.1

                     BERKSHIRE REALTY COMPANY, INC. (NYSE-BRI)
                                   NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

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
AT THE COMPANY:                               AT THE FINANCIAL RELATIONS BOARD:
David Marshall, CEO (617) 646-2325            Virginia St. John-Needham, General Information (310) 442-0599
Marianne Pritchard, CFO (617) 646-2322        Stephanie Mishra, Analyst Information (415) 986-1591
Shareholder Relations: (888) 867-0100         Martin Gitlin, Media Information (212) 661-8030
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               BERKSHIRE REALTY SHAREHOLDERS AGREE WITH DIRECTORS
                 AND OVERWHELMINGLY REJECT PLAN OF LIQUIDATION

BOSTON, MA -- JULY 21, 1999 -- Berkshire Realty Company, Inc. (the "Company") (NYSE: BRI) announced that shareholders accepted the recommendation of the Board of Directors and rejected the Plan of Liquidation and Dissolution (the "Plan") presented to them at the Company's Special Meeting of Shareholders held today. Of shareholders voting, 88% voted against the Plan. The submission of a Plan of Liquidation to shareholders was required by the Company's charter. Shareholders will have an opportunity to vote at a later date on the pending merger as described below.

Berkshire previously announced that the Board of Directors had entered into a definitive merger agreement with Berkshire Realty Holdings, L.P., a partnership formed by Chairman of the Board Douglas Krupp and affiliates of Blackstone Real Estate Advisors and Whitehall Street Real Estate Limited Partnership XI (an affiliate of Goldman, Sachs & Co.). If the merger is consummated, shareholders of Berkshire would receive $12.25 in cash per share of common stock. It is expected that a proxy statement related to the merger transaction will be mailed to shareholders in the third quarter of 1999.

Berkshire Realty Company, Inc. is a multifamily real estate investment trust which acquires, renovates, rehabilitates, develops and operates apartment communities. The Company currently owns 82 apartment communities consisting of 24,387 units located in Florida, Texas and the Mid-Atlantic and Southeastern United States.

      For more information on Berkshire Realty, via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol BRI,
            or visit our web site at http://www.brireit.com.
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